EXHIBIT 10.3

NONSTATUTORY STOCK OPTION

ACCEPTANCE LETTER

We are pleased to notify you that FOCUS ENHANCEMENTS, INC., a Delaware corporation (the “Company”) hereby grants to you a nonstatutory option (“Option”) under the Focus Enhancements, Inc. 2004 Stock Incentive Plan (the “Plan”) to purchase all or any part of the shares (although no fractional shares may be purchased) of the Common Stock of the Company (the “Optioned Shares”) as described in your Notice of Grant of Stock Options and Option Agreement, which this letter is incorporated into and made part of (the Notice and this Letter, collectively, the “Acceptance Letter”).  A Nonstatutory Stock Option shall mean an option not described in Section 422 of the Internal Revenue Code of 1986, (the “Code”).

This Option cannot be exercised unless you first sign this document in the place provided and return it to the Secretary of the Company, Gary Williams.  However, your signing and delivering this letter will not bind you to purchase any of the shares subject to the Option.  Your obligation to purchase shares can arise only when you exercise this Option in the manner set forth in Paragraph 1 below.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ACCEPTANCE LETTER, THIS OPTION IS SUBJECT TO AND MAY BE EXERCISED ONLY IN ACCORDANCE WITH THE PLAN.  ONLY CERTAIN PROVISIONS OF THE PLAN ARE SUMMARIZED IN THIS LETTER.  A COPY OF THE PLAN IS ATTACHED AND IS AVAILABLE FOR YOUR INFORMATION FROM THE COMPANY.

1.             Term of Option and Exercise of Option.  Subject to the provisions of the Plan and the terms and conditions of this Acceptance Letter, this Option can be exercised by you during a period of ten (10) years from the Grant Date.

Any portion of this Option that you do not exercise shall accumulate and can be exercised by you at any time prior to the expiration of ten (10) years from the Grant Date.

This Option may be exercised by delivering to the Secretary of the Company full consideration for an amount equal to the total option price of such shares, and a written notice in a form satisfactory to the Company, signed by you specifying the number of options you then desire to exercise.

Upon receipt of your notice to exercise options, the Company will advise you of any additional amount which may be due for federal and state taxes on the difference between your option price and the current fair market value of the Company’s stock on the exercise date.

Certificates for shares so purchased will be issued as soon as practicable, but no fractional shares shall be delivered.  As a holder of an Option, you shall have the rights of a shareholder with respect to the shares subject to this Option only after such shares shall have been issued to you upon the exercise of this Option.

The Company shall not be obligated to deliver any shares hereunder for such period as may be required by it with reasonable diligence to comply with applicable federal or state statutes, laws and regulations.

2.             Vesting of Options.  If you continue to serve the Company as an employee, then the Option shall vest in accordance with the Notice of Grant of Stock Options.

3.             Termination of Employment.  If your employment with the Company is terminated for any reason other than death or permanent disability, this Option may be exercised within ninety (90) days of such event to the extent that it was vested on the date of termination, but in no event may this Option be exercised after ten (10) years from the Grant Date.

4.             Death or Permanent Disability.  If you die or are permanently disabled while employed by the Company, this Option shall be immediately and automatically accelerated and become fully vested and all unexercised options shall be exercisable in whole or in part by the duly authorized executor of your last Will or by the duly authorized administrator or special administrator of your estate as the case may be within a period of not less than one (1) year, or for such longer period as the board may fix, to the extent that the Option was vested on the date of your death or disability, but in no event after ten (10) years from the Grant Date.  Your estate shall mean yourself or your legal representative or any person who acquires the right to exercise an option, as the case may be, by reason of your death or permanent disability.

5.             Non-transferability of Option.  This Option shall not be transferable except by Will or the laws of descent and distribution, and this Option may be exercised during your lifetime only by you.  Any purported transfer or assignment of this Option shall be void and of no effect, and shall give the Company the right to terminate this Option as of the date of such purported transfer or assignment.

6.             Method of Exercise.  This Option may be exercised with respect to all or any part of any vested options by giving the Company written notice of such exercise. This written notice must be accompanied by payment, which may be (a) in United States dollars in cash or by check, (b) in whole or in part in shares of the Common Stock of the Company already owned by the person or persons exercising the option or shares subject to the option being exercised (subject to such restrictions and guidelines as the Board may adopt from time to time), valued at fair market value determine in accordance with the provisions of paragraph 6 of the Plan or (c) consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant’s direction at the time of exercise.  Notwithstanding the foregoing, the Committee shall have the authority, in their absolute discretion to settle options that are exercised by way of the “cashless exercise” method described in (c) of this paragraph through an issuance of the “net shares,” where the term “net shares” is the number of shares that is equivalent in value to the fair market value of the underlying stock on the exercise date, less the exercise price.

As soon as practical after receipt of such notice, and payment of any taxes due, the Company shall, without transfer or issue tax or other incidental expense to you or your successor, transfer and deliver thereto at the office of the Company or such other place as may be mutually agreeable a certificate or certificates for such shares of its common stock; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with applicable registration requirements under the Securities Exchange Act of 1934, as amended, any applicable listing requirements of any national securities exchange, and requirements under any other laws or regulations applicable to the issuance or transfer of such shares.

7.             Adjustments Upon Changes in Capitalization.  In the event of any change in the outstanding Common Stock of the Company by reason of stock dividends, recapitalization, mergers, consolidations, split-up, combinations or exchanges of shares and the like, the aggregate number or class of shares subject to this Option immediately prior to such event shall be appropriately adjusted by the Board of Directors in accordance with the terms of the Plan, and such adjustment shall be conclusive.

8.             Reorganization or Liquidation of the Company.  In the event of (a) the complete liquidation of the Company, (b) a merger, reorganization, or consolidation of the Company with any other corporation (other than a Subsidiary of the Company) in which the Company is not the surviving corporation, or (c) the sale of all or substantially all of the Company’s assets, any unexercised options then outstanding shall be deemed canceled as of the effective date of such event unless the surviving corporation in any such merger, reorganization or consolidation or the acquiring corporation in any such sale elects to assume the unexercised options under the Plan or to issue substitute options in place thereof.  Notwithstanding anything in this Plan or any option agreement to the contrary, the Company shall not be deemed to have been liquidated by reason of the merger or consolidation of the Company with or into a Subsidiary of the Company in a transaction in which the Company is not the surviving corporation.  The Company shall give each optionee at least thirty (30) days prior written notice of the anticipated effective date of any such liquidation, merger, reorganization, consolidation or sale.  Notwithstanding anything in this Plan or in any Stock Option Agreement to the contrary, (i) all Option exercises effected during the 30-day period prior to the effective date of any such merger, reorganization, consolidation or sale, shall be deemed to be effective immediately prior to the closing of such liquidation, merger, reorganization, consolidation or sale and (ii), if the Company abandons or otherwise fails to close any such liquidation, merger, reorganization, consolidation or sale, then (a) all exercises during the foregoing 30-day period shall cease to be effective ab initio and (b) the outstanding options shall be exercisable as otherwise determined under the applicable option agreement and without consideration of this paragraph or the corresponding provisions of the Plan.

9.             Tax Status.  Your treatment of shares purchased pursuant to the exercise of the Option thereafter may have significant tax consequences.  The Company may withhold from your wages or other remuneration the appropriate amount of federal, state and local taxes attributable to your exercise of any installment of this Option. At the election of the optionee, the withholding obligation may be satisfied: (a) through payment in United States dollars in cash or check, (b) through the optionee’s surrender of shares of Common Stock that the optionee had owned for more than six (6) months prior to the date of such transfer, (c) by authorizing a Company-approved third party to sell the shares (or a sufficient portion of the shares) acquired upon exercise of the option and remit to the Company a sufficient portion of the sale proceeds to pay any tax withholding resulting from such exercise, and (d) through the Company’s retention of shares of Common Stock which would otherwise be issued as a result of the exercise of the option or the award of the restricted stock.  Notwithstanding the foregoing, in the case where optionee elects tax withholding alternative (c), the Committee shall have the authority, in their absolute discretion to satisfy the employer tax withholding holding through the Company’s retention of shares of Common Stock which would otherwise be issued as a result of the exercise of the option.  You may wish to consult your tax advisor with respect to the tax consequences to you upon exercise of the Option or sale of the stock that you acquire pursuant to this Option.  You may wish to consult your tax advisor with respect to the tax consequences to you upon exercise of the Option or sale of the stock that you acquire pursuant to this Option.

10.           No Exercise of Option if Engagement or Employment Terminated for Cause. If your Business Relationship is terminated for “Cause,” this Option shall terminate on the date of such termination and this Option shall thereupon not be exercisable to any extent whatsoever.  “Cause” is conduct, as determined by the Board of Directors, involving one or more of the following:  (i) gross misconduct by you that is materially injurious to the Company; or (ii) the commission of an act of embezzlement, fraud or deliberate disregard of the rules or polices of the Company that results in material economic loss, damage or injury to the Company; or (iii) the unauthorized disclosure of any trade secret or confidential information of the Company or any third party who has a business relationship with the Company or a violation of any noncompetition covenant or assignment of inventions obligation with the Company; or (iv) the commission of an act (other than voluntary resignation)  that induces any customer or prospective customer of the Company to break a contract with the Company or to decline to do business with the Company; or (v) the conviction of you of a felony involving any financial impropriety or which would materially interfere with your ability to perform your services or otherwise be injurious to the Company; or (vi) your failure  to follow any material policy or material instructions of the Company, your supervisor or the Company’s CEO provided such are lawful and not a violation of public policy. In making such determination, the Board of Directors shall act fairly and in good faith.

In signing below, you hereby agree to the terms of this Acceptance Letter and the Plan and acknowledge receipt of a copy of the Plan.

EMPLOYEE:

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